Exhibit 10.5

AMENDED AND RESTATED
1993 SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

THIS AMENDED AND RESTATED 1993 SUPPLEMENTAL RETIREMENT PLAN AGREEMENT (“Agreement”) was originally made and entered into as of October 27, 1993 and previously amended and restated as of July 27, 2006 (the “Prior Agreement”) and is hereby amended and restated as of December 17, 2008, by and between TierOne Bank, a federally chartered savings bank with its principal office in Lincoln, Nebraska (the “Bank”), and Gilbert G. Lundstrom, (the “Executive”).

The Agreement is intended to be an unfunded plan qualifying as a “top hat” plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and for purposes of the Internal Revenue Code of 1986, as amended (the “Code”).  The Agreement is being amended and restated in order to comply with the requirements of Section 409A of the Code and the final regulations issued by the IRS in April 2007.  No benefits payable under this Agreement shall be deemed to be grandfathered for purposes of Section 409A of the Code.

RECITALS

A.           The Executive is currently employed by the Bank pursuant to the terms of a separate amended and restated Employment Agreement executed as of December 17, 2008 (the “Employment Agreement”).

B.           The Bank recognizes the value of the services to be performed by the Executive and wishes to encourage his continued employment.

C.           The Executive wishes to be assured that he will be entitled to a certain minimum amount of additional compensation (a) if he becomes Disabled (as defined in the Employment Agreement) while in the employ of the Bank; (b) for some definite period of time from and after his Retirement (as defined below) from active service with the Bank; or (c) that his family will be entitled to such compensation from and after his death either while in the employ of the Bank or after his Retirement.

D.           The parties hereto wish to provide the terms and conditions upon which the Bank shall pay such additional compensation to the Executive after his Disability or Retirement or to his designated beneficiary in event of his death.

E.           The Bank desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Code, as well as certain other changes;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties agree as follows:

1.           Separation from Service.  In consideration of the Executive's remaining in the employ of the Bank until his retirement after age sixty-five (65), the Bank agrees that, from and after the Executive’s Separation from Service, the Bank shall thereafter pay to the Executive an annual Supplemental Benefit (as defined herein) for a period of fifteen (15) years from and after his Separation from Service, with the annual benefit payable in twelve (12) equal monthly installments.  The first monthly installment shall be paid on the first day of the month following the lapse of six months after the date of his Separation from Service (or, if earlier, upon the death of the Executive), and shall be followed by 179 monthly payments.  For purposes of this Agreement, the term “Separation from Service” shall mean a voluntary termination of the Executive’s services (whether as an employee or as an independent contractor) to the Bank or TierOne Corporation (the “Corporation”) (including companies which are deemed to be part of a controlled group of corporations with the Bank and the Corporation for purposes of Treasury Regulation §1.409A-1(h)) after age 65 for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank, the Corporation and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2.           Supplemental Benefit. For purposes of this Agreement, “Supplemental Benefit” means an amount calculated as follows: (A) the average annual compensation (excluding bonuses and incentive compensation) received by the Executive from the Bank during the three years of employment affording the highest such average; as reduced by (B) the annual amount paid under the Bank’s qualified defined benefit pension plan or any disability insurance benefits purchased by the Bank; and (C) multiplying such amount by 50% to determine the benefit payable hereunder as a Supplemental Benefit.

3.           Death After Separation from Service.  The Bank further agrees that, in the event of the Executive’s death after his Separation from Service but prior to completing fifteen (15) years of monthly payments, the Bank will continue to make Supplemental Benefit payments during the remainder of said fifteen (15) year period to the Executive’s Beneficiary (as defined in the Employment Agreement).

4.           Death Prior to Separation from Service.  The Bank agrees that, in the event of the Executive’s death prior to his Separation from Service, the Bank will make Supplemental Benefit payments for a fifteen (15) year period to the Executive’s Beneficiary (as defined in the Employment Agreement), with the monthly benefits determined as set forth in Sections 1 and 2 above and commencing as of the first day of the month following his death.

5.           Noncompetition.  In consideration of the foregoing agreements of the Bank and of the payments to be made by the Bank pursuant hereto, the Executive hereby agrees that, so long as he remains in the active employ of the Bank, he will devote substantially all of his time, skill, diligence and attention to the business of the Bank, and will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Bank.

6.           Termination.  In the event that the employment of the Executive is terminated for any reason other than Cause (as defined in the Employment Agreement), the Bank agrees to fund a separate split dollar policy pursuant to the Executive’s Split Dollar Agreement with the Bank dated January 2, 1994, as amended (the “Split Dollar Agreement”) to the point of “N-Pay” and cause ownership of such policy to be transferred if the policy is purchased in accordance with the terms of the Split Dollar Agreement.  This payment is to be made in one lump sum on the first day of the month following the lapse of six months after the date the Executive’s employment terminates.  For purposes hereof, “N-Pay” means that the cash value of dividend additions within the policy, together with projected further dividends, are estimated to be sufficient to pay all remaining additional premiums required by the terms of the policy; provided, however, that if the future dividends actually paid are less than the assumed dividends, the Bank will not be required to pay any deficiency.

7.           Other Benefits and Programs.  It is expressly understood by the parties hereto that this Agreement relates exclusively to additional compensation for the Executive’s services and any benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation payable under the Employment Agreement of even date herewith or as may hereinafter be amended from time to time.  This Agreement does not involve a reduction in salary or foregoing of an increase in future salary by the Executive, nor does the Agreement in any way affect or reduce the proposed or future compensation of the Executive.

8.           Benefits Not Funded.  This Agreement represents a contractual promise to pay by the Bank, assuming satisfaction by the Executive of the requirements herein, and that said promise to pay is not represented by notes or secured or funded in any way.  If the Bank, solely at its own discretion, shall acquire a life insurance or annuity contract or any other asset in connection with the liabilities assumed by it hereunder, it is expressly agreed that neither the Executive nor any Beneficiary hereunder shall have any right with respect to, or claim against, such contract or other asset.  Such contract or other asset shall not be held in any way as collateral security for the fulfilling of the obligations of the Bank under this Agreement.  Such contract or other asset shall be and remain a general, unpledged and unrestricted asset of the Bank.  The Executive may unilaterally change the person or persons who are to receive payments hereunder following his death, including provisions for payment to a trust or trusts, notwithstanding any other provision hereof, by written instrument executed by him and delivered to the Bank during the Executive’s lifetime.

9.           Nonalienation of Benefits.  Neither the Executive, his designated Beneficiary nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable by the Bank hereunder, nor shall such amounts be subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, and no such benefit shall be transferable by operation of law in the event of bankruptcy, insolvency or death of the Executive, his spouse, his designated beneficiary or any other beneficiary hereunder.  Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Bank shall thereupon have no further liability hereunder.

10.           Binding Effect.  This Agreement, and any amendment hereto, shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Executive, and his beneficiaries, heirs, executors, administrators and legal representatives.

11.           Amendment and Termination of the Agreement.  This Agreement may  not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not otherwise be amended or terminated except as provided in Section 12.  Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.           Effect of Amendment or Termination.

(a)           General.          No amendment or termination of the Agreement shall directly or indirectly reduce the Executive’s benefit held hereunder as of the effective date of such amendment or termination.  A termination of the Agreement will not be a distributable event, except in the three circumstances set forth in Section 12(b) below.

(b)           Termination.  Under no circumstances may the Agreement permit the acceleration of the time or form of any payment under the Agreement prior to the payment events specified herein, except as provided in this Section 12(b).  The Bank may, in its discretion, elect to terminate the Agreement in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code, provided that in each case the action taken complies with the applicable requirements set forth in Treasury Regulation §1.409A-3(j)(4)(ix):

(i)
 the Agreement is irrevocably terminated within the 30 days preceding a Change in Control (as defined in the Employment Agreement) and (1) all arrangements sponsored by the Bank and/or the Corporation and any successors immediately following the Change in Control that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c)(2) are terminated with respect to each participant that experienced the Change in Control event, and (2) the Executive and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date that all necessary action to irrevocably terminate the Agreement and the other aggregated arrangements is taken,

(ii)
 the Agreement is irrevocably terminated at a time that is not prominate to a downturn in the financial health of the Bank or the Corporation and (1) all arrangements sponsored by the Bank and/or the Corporation that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c) if the Executive participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank or the Corporation take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Bank and the Corporation take all necessary action to irrevocably terminate the arrangements, and (4) neither the Bank nor the Corporation adopts a new arrangement that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate the Agreement, or

(iii)
the Agreement is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by the Executive under the Agreement are included in the Executive’s gross income in the later of (1) the calendar year in which the termination of the Agreement occurs, or (2) the first calendar year in which the payment is administratively practicable.

13.           Scope of Claims Procedures.  This Section is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1.  If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

13.1          Initial Claim.  The Executive or any beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Bank.  The Bank shall review the claim itself or appoint an individual or an entity to review the claim.

(a)   Initial Decision.  The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Bank or appointee of the Bank prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, with such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b)   Manner and Content of Denial of Initial Claims.  If the Bank denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for the denial;

(ii)	A reference to the provision of the Agreement upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the initial denial.

13.2          Review Procedures.

(a)   Request For Review.  A request for review of a denied claim must be made in writing to the Bank within sixty (60) days after receiving notice of denial.  The decision upon review will be made within sixty (60) days after the Bank’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Bank.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)   Manner and Content of Notice of Decision on Review.  Upon completion of its review of an adverse claim determination, the Bank will give the Claimant, in writing or by electronic notification, a notice containing:

(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant provisions of the Agreement on which its decision is based;

(iv)
a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Bank’s files which are relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)
if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

13.3          Calculation of Time Periods.  For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures herein without regard to whether all the information necessary to make a decision accompanies the claim.  If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

13.4          Legal Action.  If the Bank fails to follow the claims procedures required by this Section, a Claimant shall be deemed to have exhausted the administrative remedies available under the Agreement and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Agreement has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.  A Claimant’s compliance with the foregoing provisions of this Section is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Agreement.

13.5          Review by the Bank.  Notwithstanding anything in this Agreement to the contrary, the Bank may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Agreement.

14.           Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Bank.  The date of such mailing shall be deemed the date of notice, consent or demand.

15.           Applicable Law.  This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Nebraska.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the 17th day of December 2008.

ATTEST:	TIERONE BANK

/s/ Judith A. Klinkman	By: /s/ James. A. Laphen
Judith A. Klinkman	Name: James A. Laphen
Assistant Secretary	Title President & COO

/s/ Gilbert G. Lundstrom
Gilbert G. Lundstrom, Executive